Exhibit 99.6

EXECUTION VERSION

J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179 JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street, 9th Floor New York, New York 10281	BARCLAYS CAPITAL 745 Seventh Avenue New York, NY 10019

CONFIDENTIAL

March 8, 2012

Expedition Holding Company, Inc.

In care of:

Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, NY 10019

Attention: Mr. Michael Triplett

Project Expedition

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (acting through such of its affiliates or branches as it deems appropriate) (“JPMCB”), J.P. Morgan Securities LLC (acting through such of its affiliates or branches as it deems appropriate) (“JPMorgan”), Royal Bank of Canada (acting through such of its affiliates or branches as it deems appropriate) (“Royal Bank”), RBC Capital Markets (acting through such of its affiliates or branches as it deems appropriate) (“RBCCM”), Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank” and, together with Barclays Capital, “Barclays”; Barclays Bank, together with JPMCB and Royal Bank, the “Commitment Lenders”; and Barclays Capital, together with RBCCM and JPMorgan, the “Lead Arrangers”; the Lead Arrangers, together with any Additional Arrangers (as defined below) appointed pursuant to paragraph 2 below, the Commitment Lenders and any other Initial Lender or Additional Arranger that becomes a party hereto with your consent in accordance with the terms hereof after the date hereof and the respective affiliates of each of the foregoing, “we,” “us” or the “Commitment Parties”) that a newly created entity (“Holdings” or “you”) formed at the direction of certain funds affiliated with Insight Venture Management, LLC (collectively, the “Sponsor”) intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests in an entity previously identified to us by you as “Expedition” (collectively, the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as

Exhibits B and C (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, (i) JPMCB is pleased to advise you of its several commitment to provide 45% of the entire aggregate principal amount of each Credit Facility, (ii) Royal Bank is pleased to advise you of its several commitment to provide 45% of the entire aggregate principal amount of each Credit Facility and (iii) Barclays Bank is pleased to advise you of its several commitment to provide 10% of the entire aggregate principal amount of each Credit Facility (each of JPMCB, Royal Bank and Barclays Bank, together with any Additional Arrangers appointed pursuant to Section 2 below, each in such capacity, collectively, the “Initial Lenders”), in each case, subject only to the satisfaction of the conditions set forth in Section 6 below, the sections entitled “Conditions to All Borrowings” in Exhibit B hereto and “Conditions to Borrowing” in Exhibit C hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit D hereto.

2. Titles and Roles.

It is agreed that (a) each of the Lead Arrangers will act as a lead arranger and bookrunner for each of the Credit Facilities (the Lead Arrangers, together with any Additional Arrangers appointed pursuant to this paragraph, each in such capacity, collectively, the “Arrangers”), (b) JPMCB will act as administrative agent and collateral agent (in each such capacity, the “Administrative Agent”) for the Senior Secured Credit Facilities and (c) JPMCB will act as administrative agent (in such capacity, the “Bridge Administrative Agent”; and together with the Administrative Agent, the “Administrative Agents”) for the Bridge Facility, all upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Except as set forth below, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Arranger or any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that you may appoint additional arrangers (each an “Additional Arranger”) (it being understood that, to the extent you appoint Additional Arrangers in respect of the Credit Facilities, the respective commitments of JPMCB, Royal Bank and Barclays Bank in respect of each Credit Facility will be reduced ratably by the amount of the commitment of any Additional Arranger upon the execution by such Additional Arranger of customary joinder documentation in form and substance satisfactory to us and you) and, thereafter, each such Additional Arranger shall constitute an “Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder; provided further that (i) any such Additional Arranger shall be reasonably acceptable to the Lead Arrangers, (ii) any such Additional Arranger shall be appointed no later than the date which is 5 days after the date of your acceptance of this Commitment Letter and such Additional Arrangers shall not in the aggregate represent greater than 10% of the economics of any of the Credit Facilities and (ii) any such Additional Arranger must commit to provide a percentage of the Credit Facilities which shall be at least equal to the percentage of the fees payable and economics applicable to such Additional Arranger; provided further that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Credit Facilities. The commitments of the Lead Arrangers and any Additional Arranger hereunder will be allocated ratably among the Credit Facilities and are several and not joint.

2	[Commitment Letter]

3. Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (our and your consent not to be unreasonably withheld or delayed) (it being understood and agreed that nothing in this Section 3 shall prevent or limit assignments or participations of the Credit Facilities after the Closing Date in accordance with, and as permitted by, the provisions contained in the Term Sheets); provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and competitors of the Company and its subsidiaries (collectively, “Disqualified Lenders”) that have been specified to us by you in writing at any time prior to the date hereof and (b) notwithstanding our right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) we shall not be relieved, released or novated from our obligations hereunder (including our obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with or as a result of any difficulties regarding any syndication, assignment or participation of the Credit Facilities, including our commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation (other than in respect of Additional Arrangers) shall become effective with respect to all or any portion of our commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over (and shall not directly or indirectly accept, or agree to accept, direction from any third party with respect to) all rights and obligations with respect to its commitments in respect of the Credit Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, all or any portion of the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. We may commence syndication efforts promptly upon the execution of this Commitment Letter, and as part of our syndication efforts, it is our intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (a) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the Credit Facilities is achieved and (b) the 90th day following the Closing Date (the “Syndication Date”), you agree to actively assist (and use your commercially reasonable efforts to cause the Company to actively assist) us in completing a timely syndication that is reasonably satisfactory to us. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and to the extent practical and appropriate, the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually and reasonably agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication (including, without limitation, the Sponsor Model (as defined below)) no later than 15 business days prior to the Closing Date), (d) using your commercially reasonable efforts to procure, at your expense, at least 15 business days prior to the Closing Date, ratings for each of the Credit Facilities from each of S&P (as defined in Exhibit B) and Moody’s (as defined in Exhibit B), and a public corporate credit rating and a public corporate family rating in respect of the Borrower (as defined in Exhibit B) after

3	[Commitment Letter]

giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with us, of a reasonable number of meetings with prospective Lenders at times and locations to be mutually and reasonably agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meetings) and (f) until the later of the Closing Date and the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than the Credit Facilities and the Notes or any indebtedness of the Company and its subsidiaries permitted to be outstanding under the Merger Agreement) without our consent (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Credit Facilities, in any material respect. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date. As used herein the term “Sponsor Model” means the Sponsor model provided in the Information Memorandum, which model shall be the model delivered to the Commitment Parties on March 6, 2012 (together with any updates or modifications thereto mutually and reasonably agreed among the Sponsor and the Commitment Parties or as necessary to reflect any exercise of “market flex” pursuant to the Fee Letter).

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding in any event Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause the Company to provide) to us all customary information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including all customary financial information and projections prepared by the Borrower (including financial estimates, forecasts and other forward-looking information, the “Projections”), as any Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Company or any of your respective affiliates. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to Exhibit D hereto.

You hereby acknowledge that (a) the Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (and including the Sponsor Model) (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive information that is (i) not of the type that would be publicly available if the Borrower and the Company were public reporting companies and (ii) material non-public information within the meaning of any foreign, United States federal and state securities laws (such information, “MNPI”) with respect to you, Holdings, the

4	[Commitment Letter]

Borrower, the Company or your or their respective subsidiaries or any of your or their respective securities and who may be engaged in investment and other market related activities with respect to you or the Company or your or the Company’s respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Company to assist) the Lead Arrangers in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information of a type that is publicly available and/or does not include MNPI with respect to the Borrower or the Company or any of their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, the Borrower shall provide the Lead Arrangers with customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Investors, the Company and the Arrangers with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders: (a) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements, if any, of the Company and its subsidiaries.

4. Information.

You hereby represent and warrant that, (a) all written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party directly or indirectly by you, the Company or by any of your or their respective representatives (including the Sponsor) on your behalf in connection with the Transactions (which information shall be to the best of your knowledge to the extent it relates to the Company or its subsidiaries and businesses), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you, the Company or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual

5	[Commitment Letter]

results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of (a) the Closing Date and (b) the earlier of (i) the date upon which a Successful Syndication of the Credit Facilities is achieved and (ii) the 90th day following the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties (a) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (b) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the fee letter or fee letters dated the date hereof and delivered herewith with respect to the Credit Facilities (such fee letter or fee letters collectively, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreement of the Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in this Section (6), (b) the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B hereto and “Conditions to Borrowing” in Exhibit C hereto and (c) the conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by the requisite Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to you, the Borrower, the Guarantors, the Company, the Investors, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by the Seller with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Facilities Documentation and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B hereto and “Conditions to Borrowing” in Exhibit C hereto and in Exhibit D hereto are satisfied (it being understood that, (i) to the extent any security interest in any Collateral (as defined in Exhibits B and C) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of the Borrower and any domestic subsidiaries of the Borrower (to the extent required by Exhibits B and C) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform

6	[Commitment Letter]

Commercial Code) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date and (ii) notwithstanding anything to the contrary above, to the extent that the holder of any security interest in any equity security of the Borrower held by the plurality shareholder in the Company (the “Plurality Shareholder”, which term shall include the Plurality Shareholder’s Annuity Trust 2010-1, Annuity Trust 2010-2 and Annuity Trust 2011-1) or any of its Affiliates and required to be pledged to Holdings as collateral under the Shareholder Loan shall not have released such security interest on or before the Closing Date, then provided that the Administrative Agent shall have received on or prior to the Closing Date a payoff letter in respect of the obligation secured by such security interest, the provision or filing of such release shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead, in the case of each of (i) and (ii) above, such security interest or release, as applicable, shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually and reasonably agreed by the Administrative Agent and each of the Borrower and Holdings acting reasonably but in any event no later than 60 days following the Closing Date (or such later date as may be mutually and reasonably agreed between the Administrative Agent and each of the Borrower and Holdings)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery and enforceability, in each case, related to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings, the Borrower and their respective subsidiaries on a consolidated basis; no conflicts with or violations of organizational documents related to the entering into and performance of the Facilities Documentation; no conflicts with material laws related to the entering into and performance of the Facilities Documentation, in each case, except to the extent such conflicts would not reasonably be expected to result in a Material Adverse Effect; status of the Credit Facilities and the guarantees thereof as “senior debt”; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act (as defined below); and, subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives and their successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented and invoiced out-of-pocket fees and expenses to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, one firm of regulatory counsel for all such Indemnified Persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and

7	[Commitment Letter]

thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than an agent or arranger under a Credit Facility acting in its capacity as such) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets, a single regulatory counsel and a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall be required to reimburse Expenses related to enforcement by the Commitment Parties of this Commitment Letter or the Fee Letter regardless of whether the Closing Date occurs. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) none of we, you, the Sponsor, the Company or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or

8	[Commitment Letter]

judgment in accordance with the other provisions of this Section 7. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceeding, which legal or other expenses are reimbursable pursuant to this Commitment Letter, you shall be liable for any settlement of any Proceeding effected without your written consent if (a) such settlement is entered into more than 45 days after such request for reimbursement is sent to you and (b) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement (unless such reimbursement request is subject to a good faith dispute).

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (b ) includes confidentiality provisions reasonably satisfactory to such Indemnified Person, (c) prohibits the making of disparaging statements or communications about such Indemnified Person on terms reasonably acceptable to such Indemnified Person and (d) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person. It is further agreed that the Commitment Parties shall be severally liable in respect of their respective commitments to the Credit Facilities, on a several, and not joint, basis with any other Lender; provided that the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligations to fund their respective portions of each of the Credit Facilities on the date of the consummation of the Acquisition) in connection with any syndication, assignment or participation of any or all of the Credit Facilities, including its commitment in respect thereof, until after the Closing Date has occurred.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You acknowledge that each of the Commitment Parties may be a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and

9	[Commitment Letter]

invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you and the Company, on the other, (b) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (c) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter, and (d) you have consulted your own legal, accounting, regulatory, tax and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have (i) rendered advisory services of any nature or respect or (ii) owe a fiduciary or similar duty to you or your affiliates, in each case in connection with such transaction or the process leading thereto, except, with respect to clause (i) above, as may be expressly provided in a separate engagement letter for financial advisory services with any of the Commitment Parties or their affiliates.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without the prior written approval of the Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to the Sponsor and the Plurality Shareholder, and to your and any of the Sponsor’s and Plurality Shareholder’s respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, their respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential

10	[Commitment Letter]

Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities and/or the Notes or in any public filing relating to the Transactions, (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis and (vi) you may, to the extent required pursuant to United States federal and state securities law, disclose the existence and terms of this Commitment Letter in any proxy statement or other public filing in connection with the Acquisition.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by any Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to their and such affiliates’ respective employees, directors, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (but not, in any event, to include any affiliate that has been engaged by the Seller or the Company in connection with the Transactions or any of such affiliate’s employees, directors, legal counsel, independent auditors, professionals and other experts or agents), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to rating agencies in consultation and coordination with you or (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on

11	[Commitment Letter]

substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, to the Borrower, the Company or another U.S. domestic newly-formed entity, so long as the Borrower, the Company or such other entity is, or substantially simultaneously with such assignment will be, controlled by the Investors and after giving effect to the Transactions shall (directly or through a wholly owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lenders, the Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (a) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (b) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT WHETHER THERE SHALL HAVE BEEN ANY EFFECT, CHANGE, EVENT OR OCCURRENCE THAT HAS HAD OR WOULD REASONABLE BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT (AS DEFINED IN EXHIBIT D) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN SAID STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this

12	[Commitment Letter]

Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent expressly described in Section 1 of this Commitment Letter. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Facilities Documentation as soon as reasonably possible for the purpose of executing and delivering the Facilities Documentation in no event later than the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting, in each case, in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof prior to the Syndication Date (or, with respect to obligations to supplement and/or correct Information and Projections, prior to the later of (i) the Closing Date and (ii) the earlier of (x) the date upon which a Successful Syndication of the Credit Facilities is achieved and (y) the 90th day following the Closing Date), and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Credit Facilities (or a portion thereof pro rata across the Credit Facilities) hereunder at any time subject to the provisions of the preceding sentence.

13	[Commitment Letter]

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 8, 2012. The Initial Lenders’ commitments and the obligations of the Arrangers hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (a) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms, (b) the consummation of the Acquisition with or without the funding of the Credit Facilities, (c) 5:00 p.m., New York City time, on September 8, 2012 and (d) any public announcement by you or any of your affiliates that you do not intend to proceed with the Acquisition or the financings therefor (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

14	[Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By	/s/ Paul Finger
Name:
Title:

J.P. MORGAN SECURITIES LLC

By	/s/ Paul Finger
	Name:	Paul Finger
	Title:	Managing Director

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA

By	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director

[Signature Page to Commitment Letter]

BARCLAYS BANK PLC

By	/s/ Peter J. Toal
	Name:	Peter J. Toal
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

EXPEDITION HOLDING COMPANY, INC.

By	/s/ Michael Triplett
	Name:	Michael Triplett
	Title:	President

In care of:

Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, NY 10019

Attention: Mr. Michael Triplett

[Signature Page to Commitment Letter]